Exhibit 99.1

Second Quarter 2026 - Earnings Release

FOR IMMEDIATE RELEASE

From: Heather H. Almond

Uwharrie Capital Corp

704-983-6181

Date: July 22, 2026

Albemarle, NC - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank (the “Bank”), reported consolidated total assets of $1.22 billion at June 30, 2026, versus $1.20 billion at December 31, 2025.

Net income for the six-month period ended June 30, 2026, was $7.1 million versus $5.4 million for the same period in 2025. For the six months ended June 30, 2026, net income available to common shareholders was $6.8 million, or $0.96 per share, compared to $5.1 million, or $0.70 per share, for the six months ended June 30, 2025. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Bank.

Net income for the three-month period ended June 30, 2026, was $3.9 million versus $2.8 million for the same period in 2025. For the three months ended June 30, 2026, net income available to common shareholders was $3.8 million, or $0.53 per share, compared to $2.7 million, or $0.37 per share, for the three months ended June 30, 2025.

Results for the quarter included non-recurring items. Approximately $850 thousand gain was recognized in connection with the Bank's participation in the 2026 Visa Exchange Offer Program, primarily reflecting the recognition of the value of Visa C shares received in exchange for Visa B shares. Additionally, earnings benefited from the reversal of $424 thousand of previously established credit loss reserves under the current expected credit loss (CECL) model. Excluding these items, underlying operating performance continued to reflect stable net interest income, strong asset quality, and continued growth in customer relationships.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.